Exhibit 99.2

March 26, 2021

Continental General Holdings LLC
595 Madison Avenue, 29th Floor

New York, NY 10022

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Continental General Holdings LLC, a Michigan limited liability company (“Purchaser”), HC2 Holdings 2, Inc., a Delaware corporation (“Seller”), and Continental Insurance Group, Ltd., a Delaware corporation (the “Company”). Capitalized terms that are used, but are not otherwise defined, in this letter agreement (this “Equity Commitment Letter”) shall have the meanings given to them in the Purchase Agreement.

1. Commitment. Subject to the conditions of Section 2, Percy Rockdale LLC (the “Equity Sponsor”) hereby commits to contribute, or cause to be contributed, to Purchaser all the cash and securities set forth on Schedule I hereto (collectively, the “Equity Contribution”) immediately prior to the Closing. The Equity Contribution (other than an amount equal to $100,000.00 in cash, which will be retained by Purchaser) will be used solely by Purchaser to fund the Funded Consideration pursuant to Section 2.02(d)(ii) of the Purchase Agreement, and for no other purpose.

2. Conditions. The Equity Sponsor’s obligation to provide the Equity Contribution is subject to the satisfaction or waiver (to the extent permitted by Law), prior to or contemporaneously with the Closing, of each of the following conditions: (i) the satisfaction or waiver (to the extent permitted by Law) of each of the conditions to Purchaser’s obligations to effect the Closing set forth in Section 6.01 and Section 6.02 of the Purchase Agreement (other than such conditions that are by their nature to be satisfied at the Closing; provided that such conditions are reasonably expected to be satisfied at the Closing), and (ii) the substantially contemporaneous occurrence of the Closing in accordance with the terms and conditions of the Purchase Agreement.

3. No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Equity Commitment Letter, (a) Purchaser, by its acceptance of the benefits hereof, covenants, agrees and acknowledges, and (b) Seller, as a third party beneficiary hereof, agrees and acknowledges, that no (i) person (other than the Equity Sponsor) shall have any obligation hereunder and (ii) recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any partner, member, manager, trustee, officer, agent or representative of the Equity Sponsor (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of the Equity Sponsor under this Equity Commitment Letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of any such obligations or their creation; provided, however, that none of the foregoing shall in any manner prevent, restrict, limit or impair Seller from making or asserting claims or causes of action against (A) Purchaser under (x) the Purchase Agreement, subject to the terms and conditions set forth therein, or (y) this Equity Commitment Letter seeking specific performance to cause Purchaser to exercise its right to seek specific performance of the Equity Sponsor’s obligations under this Equity Commitment Letter, subject to the terms and conditions set forth herein, or (B) the Equity Sponsor seeking specific performance of the Equity Sponsor’s obligations under this Equity Commitment Letter, subject to the terms and conditions set forth herein.

4. Maximum Commitment. Notwithstanding anything to the contrary contained in this Equity Commitment Letter (other than as provided in Section 5 below), the Equity Sponsor’s liability under this Equity Commitment Letter will be limited to the total amount of the Equity Contribution.

5. Termination. The Equity Sponsor’s obligation to provide the Equity Contribution will terminate automatically and immediately upon the earlier to occur of (a) the Closing (including payment by Purchaser of the Consideration in accordance with the terms of the Purchase Agreement) and (b) the valid termination of the Purchase Agreement in accordance with its terms; provided, however, that, in the event of an Expense Reimbursement Termination Event, then the Equity Sponsor shall contribute, or cause to be contributed, to Purchaser up to $1,000,000 in cash to be used solely to reimburse Seller in cash for its Transaction Costs pursuant to Section 7.03(b) thereof (the “Expense Reimbursement Amount”) and for no other purpose, and, upon payment by Purchaser of the Expense Reimbursement Amount to Seller, this Equity Commitment Letter shall terminate, and, in such event, the Equity Sponsor’s liability under this Equity Commitment Letter will be limited to the funding of the Expense Reimbursement Amount, which shall represent the Equity Sponsor’s maximum liability hereunder.

6. Representations and Warranties. The Equity Sponsor hereby represents and warrants that: (a) the undersigned is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to execute and deliver this Equity Commitment Letter and to perform its obligations hereunder; (b) this Equity Commitment Letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable against the undersigned in accordance with its terms (subject to the Bankruptcy and Equity Exceptions); (c) the execution, delivery and performance of this Equity Commitment Letter by the undersigned have been duly and validly authorized by all necessary action by the undersigned and do not contravene any provision of the undersigned’s organizational or governing documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the undersigned or its assets; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary or required for the due execution, delivery and performance of this Equity Commitment Letter by the undersigned have been obtained or made, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Equity Commitment Letter by the undersigned, other than filings required under the Securities Exchange Act of 1934, as amended; (e) the undersigned has, and will maintain so long as this Equity Commitment Letter remains in effect, readily available cash sufficient to fund the cash portion of the Equity Contribution; (f) the undersigned owns, and will own so long as this Equity Commitment Letter remains in effect, marketable securities sufficient to fund the securities portion of the Equity Contribution, in each case, free and clear of all Encumbrances (other than those arising hereunder); and (g) the undersigned will, at the Closing, be the beneficial owner of the securities included in the Equity Contribution, free and clear of all liens, claims and encumbrances (other than those arising hereunder).

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7. Enforceability. Nothing in this Equity Commitment Letter, express or implied, is intended to or shall confer upon any person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Equity Commitment Letter or any document or instrument delivered in connection herewith, in each case, other than (a) Purchaser and the Equity Sponsor and (b) Seller as third party beneficiary of (i) Purchaser's rights under this Equity Commitment Letter to cause the Equity Contribution to be provided to Purchaser by the Equity Sponsor, and, subject to the terms and conditions set forth herein, Seller shall be entitled to enforce Purchaser's rights directly against the Equity Sponsor as if Seller were a party hereto (and the Equity Sponsor irrevocably and unconditionally waives and agrees not to assert any defense to such specific performance right that (x) a remedy at law would be adequate, (y) absent such specific performance, no irreparable harm would be suffered or (z) any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief), and (ii) Sections 6–16.

8. Entire Agreement. This Equity Commitment Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Purchaser and the Equity Sponsor with respect to the subject matter hereof.

9. Amendment. This Equity Commitment Letter may not be amended, restated, supplemented or otherwise modified, and no provision herein may be waived or modified, except by an instrument in writing signed by each of Purchaser, the Equity Sponsor and Seller (as third party beneficiary hereof).

10. Assignment. Neither party hereto may assign this Equity Commitment Letter without the prior written consent of both the other party hereto and Seller (as third party beneficiary hereof).

11. Governing Law. This Equity Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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12. Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Equity Commitment Letter and the rights and obligations arising hereunder shall be brought and determined exclusively in the federal courts of the United States located in the Southern District of New York, or in the event (but only in the event) that such courts do not have jurisdiction over such action or proceeding, in the state courts of the State of New York sitting in the Borough of Manhattan. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Equity Commitment Letter or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Equity Commitment Letter, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Equity Commitment Letter, or the subject matter of this Equity Commitment Letter, may not be enforced in or by such courts.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Counterparts. This Equity Commitment Letter may be executed in one or more counterparts (including by facsimile or ..pdf), each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, e-mail or otherwise) to the other party hereto.

15. Headings; Sections. The headings in this Equity Commitment Letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this Equity Commitment Letter. When a reference is made herein to a Section, such reference shall be to a Section of this Equity Commitment Letter, unless otherwise indicated.

16. Severability. The provisions of this Equity Commitment Letter shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Equity Commitment Letter, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Equity Commitment Letter and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Equity Commitment Letter is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

[Signature page follows]

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Very truly yours,

PERCY ROCKDALE LLC

By:	/s/ Michael Gorzynski
Name:	Michael Gorzynski
Title:	Manager

Agreed and accepted as of the date first written above:

CONTINENTAL GENERAL HOLDINGS LLC

By:	/s/ Michael Gorzynski
Name:	Michael Gorzynski
Title:	Manager